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                                                                     EXHIBIT 3.2


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                    TICKETMASTER ONLINE-CITYSEARCH, INC.

                            A DELAWARE CORPORATION


     Ticketmaster Online-CitySearch, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST: The original Certificate of Incorporation of the Corporation was filed under the name of "PerfectMarket, Inc." with the Secretary of State of the State of Delaware (the "Secretary") on September 20, 1995.

     SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

     THIRD: This Amended and Restated Certificate of Incorporation was approved by written consent of the stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

     FOURTH: That written notice of this Amended and Restated Certificate of Incorporation was duly given to stockholders of this Corporation who did not consent in writing to the foregoing resolutions.

     FIFTH: The Amended and Restated Certificate of Incorporation of this Corporation is amended and restated in its entirety to read as follows:

                                      I.

     The name of the Corporation is Ticketmaster Online-CitySearch, Inc.

                                      II.

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
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                                     III.

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     The Corporation is authorized to issue four classes of stock to be designated "Class A Common Stock," "Class B Common Stock", "Class C Common Stock" (the Class A Common Stock, Class B Common Stock and Class C Common Stock are sometimes referred to collectively hereinafter as the "Common Stock"),and "Preferred Stock," all of which shall have a par value of $0.01 per share. The total number of shares which the Corporation is authorized to issue is three hundred fifty-four million eight hundred and eighty-three thousand and five hundred and six (354,883,506) shares. One hundred million (100,000,000) shares shall be Class A Common Stock, two hundred and fifty million (250,000,000) shares shall be Class B Common Stock and two million eight hundred and eighty-three thousand and five hundred six (2,883,506) shares shall be Class C Common Stock and two million (2,000,000) shares shall be Preferred Stock.

     In case any shares of Preferred Stock shall be redeemed or converted pursuant to the terms hereof, the shares so converted or redeemed shall be canceled and shall not be issuable by the Corporation. From time to time this Restated Certificate of Incorporation shall be appropriately revised to reflect the corresponding reduction in the Corporation's authorized capital stock.

A.   COMMON STOCK

     The rights, preferences, restrictions and other matters relating to the Common Stock are as follows:

     1.   DIVIDENDS.  The holders of the Class A Common Stock, the Class B
          ---------
Common Stock and the Class C Common Stock shall be entitled to receive, on a share-for-share basis, such dividends if, as and when declared from time to time by the Board of Directors of the Corporation (the "Board of Directors").

     2.   LIQUIDATION.  In the event of the voluntary or involuntary
          -----------
liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class A Common Stock, the Class B Common Stock, and the Class C Common Stock shall be entitled to receive, on a share-for-share basis, all of the assets of the Corporation of whatever kind available for distribution to stockholders.

     3.   VOTING RIGHTS.   Except as otherwise provided herein or required by
          -------------
applicable law or the Amended and Restated Agreement and Plan of Reorganization, dated as of August 12, 1998 (the "Merger Agreement"), by and among the Corporation, USA Networks, Inc. ("USAi"), Ticketmaster Group, Inc. ("TM Group"), Ticketmaster Corporation ("TM Corp.", and together with TM Group, "TM"), Ticketmaster Multimedia Holdings, Inc. and Tiberius, Inc., (i) each holder of Class A Common Stock shall be entitled to vote fifteen (15) votes for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or to the consent of the stockholders of the Corporation,
(ii) each holder of Class B Common Stock shall be entitled to vote one (1) vote for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or to the consent of the stockholders of the Corporation and (iii) each holder of Class C Common Stock shall be entitled to no vote for each shares of Class C Common Stock held as of the applicable date on

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any matter that is submitted to a vote or to the consent of the stockholders of the Corporation. Holders of Common Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Except as otherwise required by applicable law, the Class A Common Stock and the Class B Common Stock shall vote together as a single class on all matters submitted to a vote or to the consent of the stockholders of the Corporation. Holders of Stock of any class or series of this Corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

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     4.   CONVERSION.
          ----------

          (a) Each share of Class A Common Stock shall be convertible into one fully paid and nonassessable share of Class B Common Stock at the option of the holder thereof at any time.

          (b) Each share of Class A Common Stock shall automatically be converted into one fully paid and nonassessable share of Class B Common Stock upon any sale, pledge, conveyance, hypothecation, assignment or other transfer (a "Transfer") of such share, whether or not for value, by the initial registered holder (the "Initial Holder") thereof, other than any such Transfer by such holder to (i) a nominee of such holder (without any change in beneficial ownership, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or (ii) another person that, at the time of such Transfer, beneficially owns shares of Class A Common Stock or a nominee thereof; provided that, notwithstanding the foregoing, (A) any Transfer by the Initial Holder without consideration to (1) any affiliated entity of such Initial Holder, (2) a partner, active or retired, of such Initial Holder, (3) the estate of any such Initial Holder or a trust established for the benefit of the descendants or any relatives or spouse of such Initial Holder, (4) a parent corporation or wholly-owned subsidiary of such Initial Holder or to a wholly-owned subsidiary of such parent unless and until such transferee ceases to be a parent or wholly-owned subsidiary of the Initial Holder or a wholly-owned subsidiary of such parent, or (5) the spouse of such Initial Holder, in each case, shall not result in such conversion or (B) any bona fide pledge by the Initial Holder to any financial institution in connection with a borrowing shall not result in such conversion; and provided, further that in the event any Transfer shall not give rise to automatic conversion hereunder, then any subsequent Transfer by the holder (other than any such Transfer by such holder to a nominee of such holder (without any change in beneficial ownership)) or the pledgor, as the case may be, shall be subject to automatic conversion upon the terms and conditions set forth herein.

          (c) The one-to-one conversion ratio for the conversion of the Class A Common Stock into Class B Common Stock in accordance with Section 4(a) and 4(b) above shall in all events be equitably preserved in the event of any merger, consolidation or other reorganization of the Corporation with another corporation.

          (d) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock.

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          (e) In case any shares of Class A Common Stock shall be converted pursuant to this Section 4, the shares so converted shall be canceled and shall not be subject to reissue by the Corporation. From time to time, this Amended and Restated Certificate of Incorporation shall be appropriately revised to reflect the corresponding reduction in the Corporation's authorized capital stock.

     5.   STOCK DIVIDENDS OR STOCK SPLITS OR COMBINATIONS.  In no event shall
          -----------------------------------------------
any stock dividends or stock splits or combinations of stock be declared or made in Class A Common Stock, Class B Common Stock or Class C Common Stock unless all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock then outstanding are treated equally and identically.

     B. PREFERRED STOCK. The Board of Directors shall, by resolution, designate the powers, preferences, rights and qualifications, limitations and restrictions of the Preferred Stock.

                                      V.

                 CONDUCT OF CERTAIN AFFAIRS OF THE CORPORATION

     SECTION 5.1. In anticipation of the possibility that the Corporation and USA Networks (as defined below) may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with USA Networks (including possible service of officers and directors of USA Networks as officers and directors of the Corporation), the provisions of this
Article V are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve USA Networks and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

     SECTION 5.2. USA Networks shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Corporation, and neither USA Networks nor any officer, director or employee thereof (except as provided in Section 5.3 below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of USA Networks. In the event that USA Networks acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both USA Networks and the Corporation. USA Networks shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that USA Networks pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation. Nothing in this Article V shall amend or modify in any respect any written contractual agreement between USA Networks and the Corporation.

     SECTION 5.3. In the event that a director or officer of the Corporation who is also a director, officer or employee of USA Networks acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and USA Networks, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy.

          (a) A corporate opportunity offered to any person who is an officer of the Corporation and who is also a director but not an officer or employee of USA Networks, shall belong to the Corporation.

          (b) A corporate opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director, officer or employee of USA Networks shall belong to the Corporation if such opportunity is expressly offered to such person in his or her capacity as a director of the Corporation, and otherwise shall belong to USA Networks; and

          (c) A corporate opportunity offered to any person who is an officer or employee of USA Networks and an officer of the Corporation shall belong to the Corporation if such opportunity is expressly offered to such person in his or her capacity as an officer or employee of the Corporation, and otherwise shall belong to USA Networks.

     SECTION 5.4. Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article V.

     SECTION 5.5.   For purposes of this Article V only;

          (a) A director of the Corporation who is Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the Bylaws of the Corporation), unless such person is a full-time employee of the Corporation; and

          (b) The term "Corporation" shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests. The term "USA Networks" shall mean USA Networks, Inc., a Delaware corporation, USANi LLC, a Delaware limited liability company, and all corporations, partnerships, joint ventures, associations and other entities (other than the Corporation, as defined in accordance with this paragraph) in which USA Networks beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

     SECTION 5.6. Anything in this Certificate of Incorporation to the contrary notwithstanding, (a) the foregoing provisions of this Article V shall expire on the date that USA Networks ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors and no person who is a director or officer of the Corporation is also a director or officer of USA Networks; and (b) in addition to any vote of the stockholders required by law, until the time that USA Networks ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors, the affirmative vote of the holders of more than 80% of the total voting power of all such classes of outstanding capital stock of the Corporation shall be required to alter, amend or repeal in a manner adverse to the interests of USA Networks, or adopt any provision adverse to the interests of USA Networks and inconsistent with, any provision of this Article
V. Neither the alteration, amendment or repeal of this Article V nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

                                      VI.

     Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

                                     VII.

     Except as set forth in Article XI of the Bylaws, the Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation, and the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

                                     VIII.

     Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the Bylaws of the Corporation, to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article VIII. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

                                      IX.

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal. The liability of a director shall be further eliminated or limited to the full extent permitted by Delaware law, as it may hereafter be amended.

                                      X.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the Delaware General Corporation Law, and all rights conferred upon stockholders herein are granted subject to this reservation.

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     IN WITNESS WHEREOF, CitySearch, Inc. has caused this Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Secretary this ____ day of _________, 1998.


                                     /s/ Charles Conn III
                                    ------------------------------------
                                    Charles Conn, III
                                    Chief Executive Officer


ATTEST: /s/ Bradley O. Ramberg


Bradley O. Ramberg
Secretary

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